Exhibit 3.2

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CIBUS, INC.

ARTICLE I

NAME

Section 1.1. Name. The name of the corporation is Cibus, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

Section 2.1. Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

Section 3.1. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

Section 4.1. Capitalization.

(a) Authorized Shares. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 310,000,000 shares, consisting of (i) 300,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) divided into (A) 210,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and (B) 90,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). Upon the effectiveness of this Certificate of Incorporation (as defined below), each outstanding share of Common Stock as of immediately prior to such time shall automatically and without further action on the part of the Corporation or any holder thereof be converted into an equivalent number of shares of Class A Common Stock of the Corporation (i.e., on a one-to-one basis) for no consideration.

(b) Changes in Authorized Shares. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (A) the exchange of all outstanding shares of Class B Common Stock, together with the corresponding Common Units (as defined in the Third Amended and Restated Operating Agreement of Cibus Global LLC, as such agreement may be amended from time to time in accordance with the terms thereof (the “OpCo Operating Agreement”)) (each share of Class B Common Stock, together with the corresponding Common Unit, collectively, a “Paired Interest”) pursuant to the Exchange Agreement, dated May 31, 2023, by and among the Corporation, Cibus Global, LLC and the holders from time to time party thereto (the “Exchange Agreement”), and (B) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock.

Section 4.2. Classes of Shares. The designation, relative rights, preferences and limitations of the shares of each class of stock are as follows:

(a) Common Stock.

(i) Voting Rights.

(A) Each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law and subject to Section 4.2(a)(ii), holders of shares of each class of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) (the “Certificate of Incorporation”) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.

(B)

(1) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, conversion, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is materially and disproportionately adverse as compared to the Class B Common Stock and (2) the holders of the outstanding shares of Class B Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, conversion, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is materially and disproportionately adverse as compared to the Class A Common Stock.

(2) The holders of the outstanding shares of Class B Common Stock shall be entitled to vote separately upon any (A) merger, consolidation, conversion, reorganization or similar event in connection with any transaction or series of transactions intended to result in the Corporation and its subsidiaries no longer being structured as an umbrella partnership C corporation (an “Up-C Reorganization Transaction”) or (B) amendment to this Certificate of Incorporation (including by merger, consolidation, conversion, reorganization or similar event) to effect an Up-C Reorganization Transaction.

(C) Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(ii) Dividends; Stock Splits or Combinations.

(A) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the board of directors of the Corporation (the “Board”) in its discretion may determine.

(B) Except as provided in Section 4.2(a)(ii)(C) with respect to stock dividends, dividends of cash or property may not be declared or paid on shares of Class B Common Stock.

(C) In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all Common Stock. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(iii) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class B Common Stock to exchange their shares of Class B Common Stock, together with the corresponding Common Units constituting the remainder of any Paired Interests in which such shares are included, for shares of Class A Common Stock in accordance with the Exchange Agreement (or for the consideration payable in respect of shares of

Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of shares of Class B Common Stock, as such, shall not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A consolidation, reorganization or merger of the Corporation with any other Person (defined below) or Persons, or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.2(a)(iii).

(b) Preferred Stock. The Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(c) Specific Provisions With Respect To Class B Common Stock.

(i) Retirement of Shares of Class B Common Stock. No holder of Class B Common Stock may transfer shares of Class B Common Stock to any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity (a “Person”) unless such holder transfers a corresponding number of Common Units to the same Person in accordance with the provisions of the OpCo Operating Agreement. If any outstanding share of Class B Common Stock ceases to be held by a holder of the corresponding Common Unit, such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration and retired.

(ii) Reservation of Shares of Class A Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of the issuance in connection with the exchange of Paired Interests, the number of shares of Class A Common Stock that are issuable upon conversion of all outstanding Paired Interests, pursuant to the Exchange Agreement. The Corporation covenants that all the shares of Class A Common Stock that are issued upon the exchange of such Paired Interests will, upon issuance, be validly issued, fully paid and non-assessable.

(iii) Taxes. The issuance of shares of Class A Common Stock upon the exercise by holders of Paired Interests of their right under the Exchange Agreement to exchange Paired Interests for shares of Class A Common Stock shall be made without charge to such holders for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the Paired Interests being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

(iv) Issuance of Common Units. To the extent Common Units are issued pursuant to the OpCo Operating Agreement to anyone other than the Corporation or a wholly owned subsidiary of the Corporation, an equivalent number of shares of Class B Common Stock (subject to adjustment as set forth herein) shall be issued at par to the same Person to which such Common Units are issued.

(v) Certificates. All certificates or book entries representing shares of Class B Common Stock, shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

Section 4.3. Registered Owners. The Corporation shall be entitled to treat the Person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other Person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V

Section 5.1. Board of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.

Section 5.2. Composition.

(a) Except as otherwise provided for or fixed pursuant to the provisions of Section 4.2(b) of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of directors of the Corporation (the “Directors”) constituting the entire Board shall, (i) as of the date of this Certificate of Incorporation, be six and (ii) thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time by the Board.

(b) During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 4.2(b) (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board pursuant to Section 4.2(b) applicable thereto, and such Preferred Stock Directors so elected shall not be subject to the provisions of this Article V unless otherwise provided therein, (ii) the then total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the Board’s designation for the series of Preferred Stock, and (iii) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall be reduced accordingly.

(c) Directors shall be elected annually at each annual meeting for one-year terms expiring at the next succeeding annual meeting of stockholders. Each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

(d) There shall be no cumulative voting in the election of Directors.

(e) Unless and except to the extent that the Bylaws of the Corporation, as may be amended from time to time in accordance therewith (the “Bylaws”), shall so require, the election of Directors need not be by written ballot.

Section 5.3. Vacancies and Newly Created Directorships. Subject to any limitations imposed by applicable law and the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board, and not by the stockholders. Any Director so chosen shall hold office until the earlier expiration of the term of office of the director whom he or she has replaced or his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.

Section 5.4. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws.

ARTICLE VI

STOCKHOLDERS

Section 6.1. No Action by Written Consent. Subject to the rights of the holders of any outstanding Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be taken only by a vote of the stockholders at an annual or special meeting of stockholders, duly noticed and called in accordance with the DGCL, this Certificate of Incorporation and the Bylaws of the Corporation, and may not be taken in writing by such stockholders; provided, however, that any action required or permitted to be taken by the holders of Class B Common Stock, voting separately as a class, may be effected by the consent in writing of the holders of a majority of the total voting power of the Class B Common Stock entitled to vote thereon, voting together as a single class in lieu of a duly called annual or special meeting of holders of Class B Common Stock.

Section 6.2. Meetings.

(a) An annual meeting of stockholders for the election of Directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board shall determine.

(b) Subject to any special rights of the holder of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the chairperson of the Board, the chief executive officer of the Corporation or at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of Directors that the Corporation would have if there were no vacancies. Any business transacted at a special meeting of stockholders shall be limited to matters set forth in the notice of the special meeting. The ability of holders of Common Stock to call a special meeting of the stockholders is hereby specifically denied. At any annual meeting or special meeting of stockholders, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws.

(c) Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

Section 7.1. Limitation of Liability. No Director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a Director or officer as a Director or officer. Notwithstanding the foregoing sentence, a Director or officer, as applicable, shall be liable to the extent provided by applicable law (a) with respect to any Director or officer, (i) for any breach of the Director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which such Director or officer derived an improper personal benefit, (b) with respect to any

Director, pursuant to Section 174 of the DGCL, (c) with respect to any officer, in any action by or in the right of the Corporation. Solely for purposes of this Section 7.1, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as currently in effect and as it may hereafter be amended. No amendment to or repeal of this Section 7.1 shall apply to or have any effect on the liability or alleged liability of any Director or officer of the Corporation for or with respect to any acts or omissions of such Director or officer occurring prior to such amendment.

Section 7.2. Indemnification.

(a) Each person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a Director, officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified by the Corporation to the fullest extent permitted or required by the DGCL and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, court costs, attorneys’ fees, witness fees, amounts paid in settlement or judgment, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, except as provided in Section 7.2(d) with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee pursuant to this Section 7.2(a) in connection with a Proceeding (or part thereof) initiated by such Indemnitee only (i) if such Proceeding (or part thereof) was authorized by the Board or (ii) if indemnification is expressly required by the DGCL. An Indemnitee’s right to indemnification pursuant to this Section 7.2(a) does not include and is separate from an Indemnitee’s right to Advancement of Expenses (as defined below) under Section 7.2(b).

(b) Each Indemnitee shall have the right to advancement by the Corporation of any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including without limitation service to an employee benefit plan) shall be made pursuant to this Section 7.2(b) only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under Section 7.2(a). An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 7.2(b) is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 7.2(a) with respect to the related Proceeding or the absence of any prior determination to the contrary.

(c) The rights to indemnification and to the Advancement of Expenses conferred in Sections 7.2(a) and 7.2(b) shall be separate contract rights and such rights shall continue as to an Indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

(d) If a claim under Section 7.2(a) or Section 7.2(b) is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader reimbursements of prosecution or defense expenses than such law permitted the Corporation to provide prior to such amendment), to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including the Board or a committee thereof, its stockholders or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including the Board or a committee thereof, its stockholders or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses hereunder pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Corporation.

(e) The rights to indemnification and to the Advancement of Expenses conferred in this Section 7.2 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise. Nothing contained in this Section 7.2 shall limit or otherwise affect any such other right or the Corporation’s power to confer any such other right.

(f) The Corporation shall not be liable under this Section 7.2 to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

(g) Any repeal or modification of this Section 7.2 shall only be prospective and shall not affect the rights or protections or increase the liability of any Director under this Section 7.2 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

Section 7.3. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 7.4. Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee to the full extent not prohibited by any applicable portion of this Article VII that shall not have been invalidated, or by any other applicable law. If this Article VII or any portion hereof shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each Indemnitee to the full extent under any other applicable law.

ARTICLE VIII

FORUM; SEVERABILITY

Section 8.1. Forum.

(a) Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (iv) any action or proceeding asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(b) Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a claim arising under the Securities Act of 1933.

Section 8.2. Notice and Consent. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VIII.

Section 8.3. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons or circumstances shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of the Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE IX

AMENDMENTS

Section 9.1. Amendments to the Bylaws. In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board shall have the power, without stockholder approval, to adopt, alter, amend, change or repeal the Bylaws by the affirmative vote of a majority of the Directors then in office, subject to any limitation set forth in the Bylaws. The Corporation may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

Section 9.2. Amendments to the Certificate of Incorporation. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the DGCL and laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted and held subject to this reservation.

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation this 31st day of May, 2023.

By:	/s/ Rory Riggs
Name:	Rory Riggs
Title:	Chief Executive Officer